EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-124088 on Form S-8 of Park Bancorp, Inc. of our report dated March 17, 2009 with respect to the consolidated financial statements of Park Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Park Bancorp, Inc. for the year ended December 31, 2008.

Crowe Horwath LLP

Oak Brook, Illinois

March 26, 2009